                                                                     EXHIBIT 2.7

                               SERVICES AGREEMENT

                                  BY AND AMONG

                            CABLETRON SYSTEMS, INC.

                                      AND

                           RIVERSTONE NETWORKS, INC.



                        EFFECTIVE AS OF AUGUST 28, 2000

                               SERVICES AGREEMENT

This Services Agreement is effective as of August 28, 2000 (the "Effective
                                                                 ---------
Date"), by and among Cabletron Systems, Inc., a Delaware corporation ("CSI") and
-----                                                                  ---
Riverstone Networks, Inc., a Delaware corporation ("Riverstone").
                                                    ----------

     WHEREAS CSI currently owns all of the issued and outstanding capital stock of Riverstone;

     WHEREAS the parties determined that it would be appropriate and desirable, in accordance with the Transformation Agreement and the Asset Contribution Agreement for CSI to contribute and transfer to Riverstone, and for Riverstone to receive and assume, directly or indirectly, certain assets and liabilities held by CSI and its affiliates and associated with the Riverstone Business and to consummate the other transactions contemplated thereby (the "Transformation");
 --------------

     WHEREAS, in connection with the Transformation, CSI announced that it planned to conduct an initial public offering for Riverstone followed by a distribution of the remaining shares of Riverstone to CSI's stockholders, although CSI is not obligated to complete any such transactions and will only implement any such transactions if the Board of Directors of CSI continues to believe that it is in the best interests of CSI, CSI's stockholders and Riverstone; and

     WHEREAS CSI has been providing certain services to Riverstone or its predecessor division since March 1, 2000 consistent with the provisions described in this Agreement, and CSI and Riverstone now wish, by executing this Agreement, to formalize the terms and conditions under which CSI will continue to provide services to Riverstone at least until Riverstone ceases to be a majority owned subsidiary of CSI.

     NOW, THEREFORE, in consideration of the foregoing and the mutual promises herein made, the parties hereto agree as follows:

                                   ARTICLE 1
                                  DEFINITIONS

For the purpose of this Agreement, the following capitalized terms shall have the following meanings:

1.1.  ADDITIONAL SERVICE(S). "Additional Service(s)" shall have the meaning set
                              ---------------------
      forth in Section 3.5.

1.2.  AGREEMENT. "Agreement" shall have the meaning set forth in Article 2.
                  ---------

1.3.  ANCILLARY AGREEMENT(S). "Ancillary Agreement(s)" shall have the meaning
                               ----------------------
      set forth in the Transformation Agreement.

1.4.  APRISMA. "Aprisma" shall mean Aprisma Management Technologies, Inc., a
                -------
      Delaware corporation.

1.5.  ASSET CONTRIBUTION AGREEMENT. "Asset Contribution Agreement" shall mean
                                     ----------------------------
      the Asset Contribution Agreement, dated as of June 3, 2000, between CSI and Riverstone.

1.6.  ASSIGNMENT. "Assignment" shall have the meaning set forth in Section 13.5.
                   ----------

1.7.  BASIC SERVICE(S). "Basic Service(s)" shall be the Services designated as
                         ----------------
      such in the Service Schedule.

1.8.  CSI. "CSI" shall have the meaning set forth in the Preamble.
            ---

1.9.  DISPUTE. "Dispute" shall have the meaning set forth in Section 12.1.
                -------

1.10. EFFECTIVE DATE. "Effective Date" shall have the meaning set forth in the
                       --------------
      Preamble.

1.11. ENTERASYS. "Enterasys" shall mean Enterasys Networks, Inc., a Delaware
                  ---------
      corporation.

1.12. EXPIRATION DATE. "Expiration Date" shall have the meaning set forth in
                        ---------------
      Section 6.1.

1.13. FORCE MAJEURE. "Force Majeure" shall mean any act of God, any accident,
                      -------------
      explosion, fire, storm, earthquake, flood, or any other circumstance or event beyond the reasonable control of the party relying upon such circumstance or event.

1.14. GNTS. "GNTS" shall mean GlobalNetwork Technology Services, Inc., a
             ----
      Delaware corporation.

1.15. IMPRACTICABILITY. "Impracticability" shall have the meaning set forth in
                         ----------------
      Section 3.3.

1.16. IMPRACTICABLE. "Impracticable" shall have the meaning set forth in
                      -------------
      Section 3.3.

1.17. INTERCOMPANY ACCOUNT. "Intercompany Account" shall mean the intercompany
                             --------------------
      account created for Riverstone pursuant to the Asset Contribution Agreement, which shall be managed by CSI pursuant to this Agreement.

1.18. NEWCO. "Newco" shall mean each of Aprisma, Enterasys, GNTS, and
              -----
      Riverstone.

1.19. RIVERSTONE. "Riverstone" shall have the meaning set forth in the
                   ----------
      Preamble.

1.20. RIVERSTONE BUSINESS. "Riverstone Business" shall have the meaning set
                            -------------------
      forth in the Transformation Agreement.

1.21. SERVICE(S). "Service(s)" shall have the meaning set forth in Section 3.1.
                   ----------
1.22. SERVICE SCHEDULE. "Service Schedule" shall have the meaning set forth in
                         ----------------
      Article 2.

1.23. SUBCONTRACTOR. "Subcontractor" shall mean any individual, partnership,
                      -------------
      corporation, firm, association, unincorporated organization, joint venture, trust or other entity engaged by CSI to perform services hereunder on behalf of CSI.

1.24. TRANSFORMATION. "Transformation " shall have the meaning set forth in the
                       --------------
      Recitals.

1.25. TRANSFORMATION AGREEMENT. "Transformation Agreement" shall mean the
                                 ------------------------
      Transformation Agreement, dated as of June 3, 2000, by and among CSI and the Newcos.

                                   ARTICLE 2
                                SERVICE SCHEDULE

2.1. This Agreement will govern individual services to be provided by CSI to Riverstone, the details of which are set forth in the Service Schedule attached to this Agreement, as amended from time to time by the parties hereto (the "Service Schedule"). Obligations under this Agreement
                   ----------------
      regarding a particular Service shall be effective upon the addition of such Service to the Service Schedule, subject to the effectiveness of this Agreement. This Agreement together with the Service Schedule shall be defined as the "Agreement."
                         ---------

                                   ARTICLE 3
                                   SERVICES

3.1. SERVICES GENERALLY. Except as otherwise provided herein, for the term determined pursuant to Article 6 hereof, CSI shall provide to Riverstone the service(s) described in the Service Schedule attached hereto (the "Services").
       --------

3.2. SERVICE BOUNDARIES. Except as provided in the Service Schedule: (i) CSI shall be required to provide a Service to Riverstone only to the extent and only at the locations such Services were being provided by CSI to Riverstone immediately prior to the Effective Date; and (ii) each Service will be available to Riverstone only for purposes of conducting the business of Riverstone substantially in the manner it was conducted prior to the Effective Date.

3.3. IMPRACTICABILITY. CSI shall not be required to provide any Service to the extent the performance of such Service becomes impracticable ("Impracticable") as a result of a cause or causes outside the reasonable
         -------------
       control of CSI (including Force Majeure), or to the extent the performance of such Services would require CSI to violate any applicable laws, rules or regulations or would result in the breach of any software license or other applicable contract. The inability of CSI to perform a Service because such performance is Impracticable shall be referred to herein as "Impracticability."
                  ----------------

3.4. ADDITIONAL RESOURCES. Except as provided in the Service Schedule, in providing the Services, CSI shall not be obligated to: (i) hire, lease or contract for any additional employees; (ii) maintain the employment of any specific employee; or (iii) purchase, lease or license any additional equipment or software.

3.5. ADDITIONAL SERVICES. From time to time during the term of this Agreement, Riverstone may request that CSI provide additional services to it in accordance with the terms of this Agreement (the "Additional Services").
                                                         -------------------
       In such event CSI and Riverstone shall amend the Service Schedule to provide for the addition of such Additional Services pursuant to Article 2.

                                   ARTICLE 4
                                 COMPENSATION

4.1. CHARGES FOR SERVICES. Riverstone shall pay CSI the charges, if any, set forth on the Service Schedule as adjusted, from time to time, in accordance with the processes and procedures established under Section
       4.3 and Section 4.4 hereof. If CSI reasonably determines that the actual charge for a Service is likely to exceed materially, as determined in good faith by CSI in its sole discretion, the charge set forth on the Service Schedule for a particular Service, it shall provide Riverstone with notice of the anticipated excess and such additional supporting documentation as Riverstone may reasonably request. Thereupon, unless it shall be agreed among the parties hereto following good faith discussion that a different charge is appropriate, the increased charge shall for all purposes be treated as the charge owed in respect of the Service pursuant to the Service Schedule, and the Service Schedule shall be amended accordingly. No change to a charge for a particular Service shall justify CSI in not providing, or Riverstone in not paying for, such Service or any other Service under this Agreement.

4.2.   PAYMENT TERMS.

       (a) INVOICES. CSI shall periodically provide invoices to Riverstone detailing all charges for Services provided to Riverstone pursuant to this Agreement.

       (b) PAYMENT. While CSI is managing Riverstone's Intercompany Account, the charges set forth in invoices shall be posted by CSI to the Intercompany Account of Riverstone. If CSI is no longer managing Riverstone's Intercompany Account, or if the Intercompany Account has no balance, any invoice received by Riverstone shall be payable no later than forty-five (45) days after receipt. Late payments shall bear interest at the lesser of twelve percent (12%) per annum and the maximum rate allowed by law.

4.3. CORRECTION; TRUE-UPS; ACCOUNTING. The parties shall jointly develop a process and procedure for conducting internal audits and making adjustments to charges as a result of the movement of employees and functions between parties, the discovery of errors or omissions in charges, as well as a true-up of amounts owed. In no event shall such processes and procedures extend beyond two (2) years after completion of a Service.

4.4. PRICING ADJUSTMENTS. In the event of a tax audit adjustment relating to the pricing of any Services provided pursuant to this Agreement in which it is determined by a taxing authority of competent jurisdiction that any charges did not result in an arm's-length payment, then the parties, including any CSI Subcontractor providing Services hereunder, may agree to make corresponding adjustments to the charges in question for such period to the extent necessary to achieve arm's-length pricing. Any adjustment made pursuant to this Section 4.4 at any time during the term of this Agreement or after termination of this Agreement and shall be reflected in the parties' records, and the resulting underpayment or overpayment shall create, respectively, an obligation to be paid in the manner specified in Section 4.2, or shall create a credit against amounts owed under this Agreement.

                                   ARTICLE 5
                     GENERAL OBLIGATIONS; STANDARD OF CARE

5.1. PERFORMANCE BY CSI. Subject to Section 3.4 and any other terms and conditions of this Agreement, CSI shall maintain sufficient resources to perform its obligations hereunder. CSI shall use reasonable efforts to provide Services in accordance with the policies, procedures and practices in effect before the Effective Date and shall exercise the same care and skill as it exercises in performing similar services for itself.

5.2. DISCLAIMER OF WARRANTIES. CSI MAKES NO WARRANTIES WITH RESPECT TO THE SERVICES PROVIDED BY IT HEREUNDER.

5.3. PERFORMANCE BY RIVERSTONE. Riverstone shall use reasonable efforts, in connection with receiving Services, to follow the policies, procedures and practices in effect before the Effective Date including the provision of information and documentation sufficient for CSI to perform the Services as they were performed before the Effective Date and the making available, as reasonably requested by CSI, of sufficient resources and timely decisions, approvals and acceptances in order that CSI may accomplish its obligations hereunder in a timely manner.

5.4. TRANSITIONAL NATURE OF SERVICES; CHANGES. The parties acknowledge the transitional nature of the Services and that CSI may make changes from time to time in the manner of performing the Services if CSI furnishes to Riverstone reasonable notice regarding such changes.

5.5.   RESPONSIBILITY FOR ERRORS; DELAYS. CSI's sole responsibility to
       Riverstone:

       (a) for errors or omissions in Services, shall be to furnish correct information, payment and/or adjustment in the Services, at no additional cost or expense to Riverstone; provided, Riverstone must
                                                      --------
            promptly advise CSI of any such error or omission of which it becomes aware after having used reasonable efforts to detect any such errors or omissions in accordance with the standard of care set forth in Section 5.3; and

       (b) for failure to deliver any Service because of Impracticability, shall be to use reasonable efforts, subject to Section 3.4, to make the Services available and/or to resume performing the Services as promptly as reasonably practicable.

5.6. GOOD FAITH COOPERATION; CONSENTS. The parties will use good faith efforts to cooperate with each other in all matters relating to the provision and receipt of Services. Such cooperation shall include exchanging information, performing true-ups and adjustments, and obtaining all third party consents, licenses, sublicenses or approvals necessary to permit each party to perform its obligations hereunder (including by way of example, not by way of limitation, rights to use third party software needed for the performance of Services). The costs of obtaining such third party consents, licenses, sublicenses or approvals in connection with the performance of Services for Riverstone shall be borne by Riverstone. Each party will maintain, in accordance with its standard document retention procedures, documentation supporting the information relevant to the charges contained in the Service Schedule and cooperate with each other party in making such information available as needed in the event of a tax audit, whether in the United States or any other country.

5.7. ALTERNATIVES. If CSI reasonably believes that it is unable to provide any Service because of a failure to obtain necessary consents, licenses, sublicenses or approvals pursuant to Section 5.6 or because of Impracticability, the parties shall cooperate to determine the best alternative approach. Until such alternative approach is found or the problem otherwise resolved to the satisfaction of the parties, CSI shall use reasonable efforts, subject to Section 3.3 and Section 3.4, to continue providing the Service.

                                   ARTICLE 6
                             TERM AND TERMINATION

6.1. TERM. The term of this Agreement shall commence on the Effective Date and shall remain in effect until two (2) years after the Effective Date (the "Expiration Date"), unless earlier terminated under this Article 6. The
      ---------------
     term of this Agreement may be extended by CSI and Riverstone in writing either in whole or with respect to one or more of the Services. The parties shall be deemed to have extended this Agreement with respect to a specific Service if the Service Schedule specifies a completion date beyond the aforementioned Expiration Date for such Service. The parties may agree on an expiration date respecting a specific Service earlier than the Expiration Date by specifying such date on the Service Schedule. Each Service shall be provided up to and including the date set forth in the applicable Service Schedule, subject to earlier termination as provided herein.

6.2. TERMINATION.

     (a) Riverstone may terminate this Agreement, either with respect to all or with respect to any one or more of the Services provided to Riverstone hereunder, for any reason or for no reason, at any time upon giving prior written notice to CSI at least a full fiscal quarter prior to such termination, provided that (i) Riverstone must indemnify CSI in
                            --------
          full against any costs imposed by third parties as a result of such termination; and (ii) Riverstone shall not have the right to terminate a Basic Service before Riverstone ceases to be a majority owned subsidiary of CSI.

     (b) CSI may terminate this Agreement, either with respect to all or with respect to any one or more of the Services provided to Riverstone hereunder, for any reason or for no reason, at any time upon giving prior written notice to Riverstone at least sixty (60) days prior to such termination.

     (c) Notwithstanding the foregoing, either CSI or Riverstone may terminate this Agreement with respect to a specific Service if the other party materially breaches a material provision with regard to that particular Service and does not cure such breach (or does not take reasonable steps required under the circumstances to cure such breach going forward) within sixty (60) days after being given notice of the breach.

6.3. SURVIVAL. The obligations of the parties under this Agreement shall survive termination thereof to the extent necessary to carry out the purposes of this Agreement, including without limitation payment obligations under
     Article 4 and indemnification obligations under Article 10. Notwithstanding the foregoing, in the event of any termination with respect to one or more, but less than all Services, this Agreement shall continue in full force and effect with respect to all Services not terminated hereby.

6.4. POST-TERMINATION SERVICES. Following a termination of this Agreement with respect to a particular Service, corporate administrative services of the kind provided under the Service Schedule may continue to be provided to Riverstone on an as-requested basis by Riverstone or as required in the event it is not practicable for Riverstone to provide such services or Riverstone is otherwise unable to identify another source to provide such services (as would be the case with administration of employee benefit plans and insurance programs sponsored by CSI and in which Riverstone's employees participate). In the event such services are provided by CSI to Riverstone, Riverstone shall be charged by CSI a fee equal to the market rate for comparable services charged by third-party vendors. CSI shall periodically provide invoices to Riverstone detailing any such charges. If, at such time, CSI is still managing an Intercompany Account for Riverstone, the charges set forth in invoices shall be posted by CSI to the Intercompany Account of Riverstone. If CSI is no longer managing Riverstone's Intercompany Account, any invoice received by Riverstone shall be payable no later than thirty (30) days after receipt. The obligations of Riverstone set forth in this Section 6.4 shall survive the termination of this Agreement.

                                   ARTICLE 7
                       RELATIONSHIP BETWEEN THE PARTIES

7.1. INDEPENDENT CONTRACTORS. The relationship between the parties established under this Agreement is that of independent contractors and no party is an employee, agent, partner, or joint venturer of or with another. CSI will be solely responsible for any employment-related taxes, insurance premiums or other employment benefits respecting its personnel's performance of Services under this Agreement. Riverstone agrees to grant CSI personnel access to sites, systems and information (subject to the provisions of confidentiality in Article 9 below) as necessary for CSI to perform its obligations hereunder.

7.2. RIVERSTONE DIRECTORS AND OFFICERS. Nothing contained herein will be construed to relieve the directors or officers of Riverstone from the performance of their respective duties or to limit the exercise of their powers in accordance with the By-laws of Riverstone or in accordance with any applicable statute or regulation.

                                   ARTICLE 8
                                SUBCONTRACTORS

CSI may cause one or more Newcos, or may engage other Subcontractors, to perform all or any portion of CSI's duties under this Agreement, provided that any such
                                                         --------
Subcontractor agrees in writing to be bound by confidentiality obligations at least as protective as the terms of Article 9 regarding confidentiality below, and provided further that CSI remains responsible for the performance of any
    -------- -------
such Subcontractor. Any reference in this Agreement to performance of Services by CSI (including but not limited to the general obligations set forth in Article 3, standards of care relating to performance set forth in Article 5, and limitations on liability and indemnification by Riverstone set forth in Article
10) shall incorporate performance of Services by Subcontractors on behalf of CSI.

                                   ARTICLE 9
                                CONFIDENTIALITY

Each party to this Agreement agrees to hold, and to use all commercially reasonable efforts to cause its employees, representatives and agents to hold, in confidence all confidential or proprietary information regarding any other party, its operations and business obtained through the provision of the Services in accordance with the confidentiality provisions set forth in the Transformation Agreement.

                                  ARTICLE 10
                         LIABILITY AND INDEMNIFICATION

10.1. CSI shall not be liable to Riverstone for direct, consequential or incidental damages, including, without limitation, loss of profits or damage to or loss of use of any property arising out of or relating to the provision of the Services pursuant to this Agreement, except to the extent of CSI's willful misconduct or gross negligence.

10.2. Riverstone hereby agrees to indemnify and hold CSI (and its directors, officers, employees and representatives) harmless from and against any and all claims, losses, damages, costs, expenses, causes of action or judgments of any kind or character (including those arising from, related to or caused directly or indirectly, by the sole, joint, concurrent or comparative negligence of such indemnified parties) including any interest, penalty, reasonable attorneys' fees, investigation expenses with respect to asserted claims (whether or not resulting in any liability) and other costs and expenses incurred in connection therewith or the defense thereof, attributable to or arising out of any claims by, or liabilities or obligations to, any third party arising out of (including another Newco), in connection with or resulting from the Services or other activities performed by CSI hereunder for Riverstone, except to the extent resulting from the gross negligence or willful misconduct of CSI or Subcontractors engaged by CSI (which shall not be deemed to exist if such action is taken at Riverstone's direction).

                                  ARTICLE 11
                                 FORCE MAJEURE

Each party will be excused for any failure or delay in performing any of its obligations under this Agreement, other than the obligations of Riverstone to make payments to CSI pursuant to Article 4 hereof for services rendered, if such failure or delay is caused by Force Majeure.

                                  ARTICLE 12
                              DISPUTE RESOLUTION

12.1. DISPUTES. If a dispute, controversy or claim ("Dispute") arises between
                                                     -------
      CSI and Riverstone relating to the interpretation or performance of this Agreement, or the grounds for termination hereof, such Dispute shall be resolved according to the dispute resolution mechanism set forth in the Transformation Agreement.

12.2. CONTINUITY OF SERVICE AND PERFORMANCE. Unless otherwise agreed in writing, during the resolution of any Dispute pursuant to the provisions of this
      Article 12 and the Transformation Agreement, the parties will continue to provide service and honor all other commitments under this Agreement and each Ancillary Agreement with respect to all matters not subject to such Dispute.

                                  ARTICLE 13
                                 MISCELLANEOUS

13.1. ENTIRE AGREEMENT. This Agreement, the Transformation Agreement and the other Ancillary Agreements and the Exhibits and Schedules referenced or attached hereto and thereto constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof and thereof.

13.2. GOVERNING LAW. This Agreement shall be construed in accordance with and all Disputes hereunder shall be governed by the laws of the State of New Hampshire, excluding its conflict of law rules. The courts of the State of New Hampshire or of the United States District Court for the state of New Hampshire shall have venue over all Disputes between the parties that are permitted to be brought in a court of law pursuant to Article 12 above.

13.3. DESCRIPTIVE HEADINGS. The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning assigned to such term in this Agreement. When a reference is made in this Agreement to an Article or a Section, Exhibit or Schedule, such reference shall be to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.

13.4. NOTICES. Notices, offers, requests, or other communications required or permitted to be given by the parties pursuant to the terms of this Agreement shall be given in writing to the respective parties to the following addresses:

      If to CSI:         Cabletron Systems, Inc.
                         35 Industrial Way
                         Building 36
                         Rochester, NH 03867
                         Attention: Eric Jaeger and Chief Financial Officer
                         Telecopier No.: 603-337-1518

      with a copy to:    Ropes & Gray
                         One International Place
                         Boston, MA 02110
                         Attention: David A. Fine
                         Telecopier No.: 617-951-7050

      If to Riverstone:  Riverstone Networks, Inc.
                         5200 Great America Parkway
                         Santa Clara, CA
                         Attention: President
                         Telecopier No.: (408) 878-6501

      with a copy to:    Ropes & Gray
                         One International Place
                         Boston, MA 02110
                         Attention: David A. Fine
                         Telecopier No.: 617-951-7050

      or to such other address as the party to whom notice is given may have previously furnished to the others in writing as provided herein. Any notice involving non-performance, termination, or renewal shall be sent by hand delivery, recognized overnight courier or, within the United States, may also be sent via certified mail, return receipt requested. All other notices may also be sent by fax, confirmed by first class mail. All notices shall be deemed to have been given and received on the earlier of actual delivery or three (3) days from the date of postmark.

13.5. NONASSIGNABILITY.

      (a) Except as specifically permitted under Article 8 above, CSI may not, directly or indirectly assign, transfer or delegate its duties under this Agreement, in whole or in part, whether by operation of law or otherwise (an "Assignment"), without the prior written consent of
                         ----------
          Riverstone, and any attempted Assignment without such prior written consent shall be voidable at the sole option of Riverstone.

     (b) Riverstone may not effect an Assignment without the prior written consent of CSI, and any attempted Assignment without such prior written consent shall be voidable at the sole option of CSI.

     (c) Notwithstanding the foregoing, CSI (or its permitted successive assignees or transferees hereunder) may assign or transfer this Agreement as a whole without consent to an entity that succeeds to all or substantially all of its business or assets.

     (d) Without limiting the foregoing, this Agreement will be binding upon and inure to the benefit of the parties and their permitted successors and assigns.

13.6. SEVERABILITY. If any term or other provision of this Agreement is determined by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible.

13.7. FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

13.8. AMENDMENT. Subject to Section 10 of the Transformation Agreement, no change or amendment will be made to this Agreement except by an instrument in writing signed on behalf of each of the parties to the Agreement.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed in duplicate originals by its duly authorized representatives.


                                    CABLETRON SYSTEMS, INC.

                                    /s/ Piyush Patel
                                    ----------------------------
                                    By:
                                    Title:

                                    RIVERSTONE NETWORKS, INC.

                                    _____________________________
                                    By:
                                    Title:

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed in duplicate originals by its duly authorized representatives.


                                    CABLETRON SYSTEMS, INC.

                                    _____________________________
                                    By:
                                    Title:


                                    RIVERSTONE NETWORKS, INC.

                                    /s/ Romulus Pereira
                                    ----------------------------
                                    By: Romulus Pereira
                                    Title: President and CEO

SERVICE SCHEDULE (This Schedule may be amended from time to time by the parties hereto for the addition of Additional Services)

All Services start on the Effective Date of the Services Agreement, to which this Service Schedule is attached, and end two (2) years after the Effective date, unless otherwise indicated below. Basic Services shall not be terminable by Riverstone before Riverstone ceases to be a majority owned subsidiary of CSI.

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

------------------------------------------------------------------------------------------------------------------------------------
                                                                           Basic     Start  End   Fixed Cost    Cost Per Quarter
                                                                           -----     -----  ---   ----------    ----------------
Service Category   Service Description                                     Service?  Date   Date  Per           (if fixed) or
----------------   -------------------                                     -------   ----   ----  ---           -------------
                                                                                                  Quarter?      Cost Methodology
                                                                                                  --------      ----------------
                                                                                                                for Charges
                                                                                                                -----------
------------------------------------------------------------------------------------------------------------------------------------
1.  HUMAN             Insurance Coverage and Participation in HR           X                                             See Annex A
    RESOURCES         ------------------------------------------                                                             -------
                      Plans and Programs
                      ------------------

                   .  Liability, property, casualty, and other normal
                      business insurance coverage.
                   .  Participation by Company employees in product,
                      worker safety and environmental programs.
                      Participation by Company employees in the following
                      employee benefit plans maintained by CSI: (i)
                      medical insurance; (ii) dental insurance; (iii)
                      short and long-term disability insurance; (iv) life
                      insurance; (v) flexible spending; and (vi) 401(k)
                      plan (the "Plans").
                                 -----
                  ------------------------------------------------------------------------------------------------------------------
                      Employee Relations                                                          X                         23,088
                      ------------------

                   . Consultation on human resource issues, including but not limited to compensation, performance reviews, employee development and training.

                  ------------------------------------------------------------------------------------------------------------------

                --------------------------------------------------------------------------------------------------------------------
                    Compensation and Benefits Administration               X                      X                         46,494
                --------------------------------------------

                 .  Arranging for insurance coverage and
                    other HR programs.
                 .  Administrative services, including
                    without limitation filing of all
                    governmental reports, with respect to
                    Company employee participation in the Plans, filing of all required reports under ERISA for Plans sponsored by CSI.

                 .  Assistance to Company in initial
                    procurement of separate health and welfare plans provision of training and support as requested to facilitate successful implementation.

                --------------------------------------------------------------------------------------------------------------------

                    Recruitment
                    -----------                                                                   X                         27,092
                --------------------------------------------------------------------------------------------------------------------

                    Payroll Administration                                                        X                         16,372
                    ----------------------
                --------------------------------------------------------------------------------------------------------------------

 2.  CORPORATE      Legal.  In regard to all legal matters, CSI                                   X                         65,028
     AFFAIRS        -----
                    may consult and retain outside lawyers to
                    assist CSI as determined in its sole
                    judgment.
                 .  Employment.  Labor, human resources.
                 .  Corporate.  General corporate governance,
                    government affairs, bankruptcy, securities,
                    supervision of outside counsel.
                 .  Litigation. Contract disputes, commercial
                    litigation, bankruptcy collections, etc.
                 .  Contract Negotiation.
                 .  Trademarks and Patents.

                --------------------------------------------------------------------------------------------------------------------

                --------------------------------------------------------------------------------------------------------------------
                    Internal Communications                                                       X                          4,058
                    -----------------------
------------------------------------------------------------------------------------------------------------------------------------

3.  FINANCE.        Transaction Processing                                 X                      X                         78,313
                    ----------------------

                 .  Invoicing, collections, accounts payable.
                 .  Maintenance of service contracts.
                 . Support international organization, legal structure, foreign currencies, statutory requirements and reimbursement.
                 .  Create and support centralized
                    procurement and payables in a manner
                    consistent with corporate services.
                 .  Provide general accounting support,
                    including invoicing for intercompany
                    transactions.
                 .  Support business requirements for
                    internal cost distributions and allocations as required.
                 .  Travel administration.

                --------------------------------------------------------------------------------------------------------------------

                    Tax-Related Services                                   X                      X                         46,988
                    --------------------

                 .  Preparation of Federal tax returns,
                    preparation of state and local tax returns
                    (including income tax returns), filing of state sales and other state tax returns.
                 .  Preparation of financial statement
                    disclosures and calculation of tax
                    provisions for financial statement purposes.
                 . Tax research and planning and the conduct of Federal, state and local tax audits.

                --------------------------------------------------------------------------------------------------------------------

                  ------------------------------------------------------------------------------------------------------------------
                    Financial Reporting                                    X                      X                         78,313
                    -------------------

                 .  Support and maintain SAP general ledger
                    and related master data for both finance and HR data.
                 .  Provide both legal and management
                    structures.
                 .  Information services support, including
                    account maintenance and reporting support, access to on-line intranet reporting tools.
                 .  Preparation of Securities and Exchange
                    Commission filings for CSI, including
                    without limitation registration statements,
                    Forms 10-K, 10-Q and 8-K, assistance in the preparation of Proxies and Proxy Statements and the solicitation of Proxies, and assistance in the preparation of the Annual and Quarterly Reports to Stockholders.
                 .  Preparation of financial statements.

                --------------------------------------------------------------------------------------------------------------------

                    Treasury Services                                      X                      X                         50,903
                    -----------------

                 .  Management of Intercompany Accounts.
                 .  Assistance in establishing a
                    comprehensive bank account structure and accompanying services.
                 .  Risk management.
                 .  Stock plan administration.
                 .  Investor relations.

                --------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
4.  INFORMATION   .  Management planning and support.                                             X                        131,625
    TECHNOLOGY  --------------------------------------------------------------------------------------------------------------------

                  .  Enterprise applications and operations.                                      X                        301,223
                --------------------------------------------------------------------------------------------------------------------

                  .  Network.                                                                     X                         30,955
                --------------------------------------------------------------------------------------------------------------------

                  .  Telecom.                                                                     X                         83,259
                --------------------------------------------------------------------------------------------------------------------

                  .  E-Business.                                                                  X                         70,405
                --------------------------------------------------------------------------------------------------------------------

                  .  File servers.                                                                X                        116,317
                --------------------------------------------------------------------------------------------------------------------

                  .  NT servers/ Desktop.                                                         X                         68,177
------------------------------------------------------------------------------------------------------------------------------------

5.  REAL ESTATE     Occupancy Costs                                                                                    See Annex A
    AND             ---------------                                                                                        -------
    FACILITIES
    SERVICES.    .  The right to occupy certain office space,
                    the right to use the common areas in the
                    facilities in which such office space is
                    located, including without limitation,
                    circulation corridors, stairwells, lobbies
                    and restrooms and external common areas,
                    sidewalks, and parking areas and cafeteria
                    facilities.

                --------------------------------------------------------------------------------------------------------------------

                --------------------------------------------------------------------------------------------------------------------
                    Building Services                                                             X                          59,426
                    ------------------

                 .  Reception.
                 .  Space planning.
                 .  Security.
                 .  Maintenance group (building and grounds
                    maintenance, janitorial services).
                 .  Cafeteria services
                 .  Mail / Copy Center

------------------------------------------------------------------------------------------------------------------------------------

Annex A
-------

Human Resources: Insurance Coverage and Participation in HR Plans and Programs
---------------  -------------------------------------------------------------

The charges for insurance coverage and participation by the Company employees in product, worker safety and environmental programs and in benefit plans maintained by CSI shall be calculated on a quarterly basis as follows:

The charges for any insurance coverage, or participation in benefit plans and programs shall be equal to (i) the costs incurred by CSI for such coverage, plans and programs (excluding costs related to benefits administration), multiplied by (ii) a fraction that is equal to (A) the salaries, in the
-------------
aggregate, of all participating employees of the Company divided by (B) the
                                                         ----------
salaries, in the aggregate, of all participating employees of CSI and its affiliates (including the Company), each as of the beginning of the relevant quarterly period, provided, however, that CSI shall have the right to allocate
                  --------  -------
certain costs directly to individual employees of the Company where CSI, in its sole discretion, deems it appropriate.

Real Estate and Facilities Services: Occupancy Costs
----------------------------------------------------

The charges relating to facilities that are either owned or leased by CSI and occupied in whole or in part by the Company shall be calculated on a quarterly basis as follows:

For any facility owned by CSI, the charges shall be equal to (i) any costs associated with such facility, determined in accordance with GAAP, including without limitation building financing payments, depreciation charges, and utility charges, but excluding costs relating to "building services," as set forth separately in Schedule I to the Services Agreement, multiplied by (ii) the
                    ----------                            -------------
percentage of such facility that is occupied by the Company, as reasonably determined by CSI in its sole discretion.

For any facility rented by CSI, the charges shall be equal to (i) (A) the rent paid by CSI for such facility plus (B) the cost of utilities for such facility
                              ----
multiplied by (ii) the percentage of such facility that is occupied by the
-------------
Company, as reasonably determined by CSI in its sole discretion.